EXHIBIT 99.1
News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make $110 Million Pension Trust Fund Contribution

WEST CHESTER, OH, July 21, 2009 — AK Steel (NYSE: AKS) announced today that its board of directors has authorized the company to make a $110 million contribution to its pension trust fund.  The contribution will be made during the third quarter and is double the company’s $55 million required funding for the balance of 2009.
“AK Steel’s solid liquidity position, along with our confidence in the long-term outlook for the company, enables us to make this substantial contribution to our pension fund at this time,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “With this contribution, we will not only meet the balance of required pension funding for this year, but also reduce the level of required contributions in 2010.”
This contribution will bring AK Steel’s total 2009 pension contributions to $210 million and the company’s total pension contributions since 2005 to more than $1 billion.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 250 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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